Exhibit 99.B(j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of The RBB Fund, Inc., and to the use of our report dated October 26, 2015 on the financial statements and financial highlights of Scotia Dynamic U.S. Growth Fund Fund, a series of shares of common stock in The RBB Fund, Inc.  Such financial statements and financial highlights appear in the August 31, 2015 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
December 22, 2015